Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of China Advanced Construction Materials Group, Inc. of our report dated December 10, 2018 with respect to the consolidated financial statements of China Advanced Construction Materials Group, Inc. and Subsidiaries included in its Annual Report on Form 10-K for the fiscal years ended June 30, 2018 and 2017, filed with the Securities and Exchange Commission on December 10, 2018, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Wei, Wei & Co., LLP

New York, New York

December 10, 2018